Exhibit 1a

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-31636) of Mettler-Toledo International Inc. of our report dated June 26, 2014 with respect to the statements of net assets available for benefits (modified cash basis) of Mettler-Toledo, LLC Enhanced Retirement Savings Plan as of December 31, 2013 and 2012, the related statements of changes in net assets available for benefits (modified cash basis) for the years then ended, and the related supplemental schedule of Schedule H, Line 4i - schedule of assets (held at end of year) (modified cash basis) as of December 31, 2013 which report appears in the December 31, 2013 annual report on Form 11-K of Mettler-Toledo, LLC Enhanced Retirement Savings Plan.

/s/ Clark, Schaefer, Hackett & Co.
Columbus, Ohio
June 26, 2014

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